UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — January 6, 2011
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
Registrants’ telephone number, including Area Code — (214) 486-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     Pursuant to the Second Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”) of Oncor Electric Delivery Company LLC (“Oncor”), Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”), an indirect, wholly-owned subsidiary of Energy Future Holdings Corp. (“EFH Corp.”), has the right to designate two directors (each, a “Member Director”) to serve on the Oncor Board of Directors (the “Board”). On January 6, 2011, Marc S. Lipschultz, a Member Director, notified the Board that, in an effort to rotate the Member Director seats, he would be leaving the Board and would be replaced by Thomas D. Ferguson. On January 7, 2011, the board of directors of Energy Future Intermediate Holding Company LLC, the sole member of Oncor Holdings, directed Oncor Holdings to remove Mr. Lipschultz from the Board and appoint Mr. Ferguson to the Board. Oncor Holdings removed Mr. Lipschultz from the Board and appointed Mr. Ferguson to the Board effective January 7, 2011. It is expected that Mr. Ferguson will also replace Mr. Lipschultz on the nominating and governance committee of the Board. There were no disagreements with Oncor that led to Mr. Lipschultz’s removal from the Board.
     Mr. Ferguson, 56, is currently a Managing Director of Goldman, Sachs & Co., having joined the firm in 2002. Mr. Ferguson heads the asset management efforts for the merchant bank’s U.S. real estate and infrastructure investment activity. He currently serves on the board of EFH Corp., Carrix, one of the largest private container terminal operators in the world, American Golf, and Agriculture Company of America, and formerly held board seats at Associated British Ports, the largest port company in the UK, as well as Red de Carreteras, a toll road concessionaire in Mexico.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ Richard C. Hays
Richard C. Hays
Controller

Dated: January 12, 2011